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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (in thousands, except per share amounts)

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                                              Three Months Ended       Six Months Ended
                                              June 30, 1999            June 30, 1999
                                              -------------            -------------

BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                            $2,746                  $2,414

Weighted average number of shares
  of common stock                                      4,416                   4,673

Earnings per share - basic                            $ 0.62                 $  0.52

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                            $2,746                 $ 2,414

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                    4,416                   4,673

  Common stock equivalents issuable under stock
   option plans                                           23                      31

  Weighted average number of shares of common stock
   and common stock equivalents - diluted              4,439                   4,704

Earnings per share - diluted                          $ 0.62                   $0.51
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